UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2007

RESOURCE AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-4408	72-0654145
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

    One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112
                       (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 215-546-5005

                                                                      N/A
        (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

Resource America, Inc. (the “Company”) appointed Jeffrey F. Brotman as Executive Vice President on June 18, 2007.  The Company has determined that Mr. Brotman, based upon the duties he has performed since his appointment, will be deemed an executive officer of the Company effective as of December 11, 2007.

In connection with Mr. Brotman’s appointment, the Company entered into an employment agreement with Mr. Brotman on June 18, 2007 (the “Employment Agreement”). Under the Employment Agreement, Mr. Brotman will receive a base salary of $350,000 per year which may be increased by the compensation committee of the Board of Directors based upon its evaluation of Mr. Brotman’s performance.  Mr. Brotman is eligible to receive cash bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation, based upon his performance. Mr. Brotman is entitled to participate in all employee benefit plans in effect during his period of employment.

The Employment Agreement has a term of one year and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current one year term.  The Company may terminate the automatic extensions by providing Mr. Brotman with written notice of its election to terminate the Employment Agreement at the end of the one year period then in effect. The Company may terminate Mr. Brotman sooner in the event of Mr. Brotman’s death, if he is disabled for more than 180 days in the aggregate or more than 90 consecutive days in any calendar year, for cause (as defined in the Employment Agreement) or without cause upon 30 days’ prior notice.  Mr. Brotman also has the right to terminate the Employment Agreement upon a change in control (as defined in the Employment Agreement) or and for good reason (as defined in the Employment Agreement).  Otherwise, Mr. Brotman can terminate the Employment Agreement upon 180 days’ notice.

The Employment Agreement provides the following termination benefits:

•
upon termination due to death, Mr. Brotman’s beneficiaries will receive a lump sum payment equal to (i) any portion of his base compensation that has been earned but not paid, (ii) any accrued but unpaid vacation pay, (iii) one year’s base compensation and (iv) the value of all incentive compensation, excluding stock option grants, received Mr. Brotman in the year preceding his death;

•
upon termination due to disability, Mr. Brotman will receive his base compensation and any incentive compensation, excluding stock option grants, until the expiration of his term, payable on the dates he otherwise would have been paid;

•
upon termination by the Company other than for cause, death or disability, or by Mr. Brotman for good reason, Mr. Brotman will receive his base compensation, incentive compensation, excluding equity based compensation grants, in an amount which is not less than the amount of incentive compensation he received in the year preceding his death, and continuation of life, health, accident and disability insurance benefits for one year, payable on the dates he otherwise would have been paid; and

•
upon termination by Mr. Brotman within six months following a change in control, or upon termination by the Company in anticipation or within six months following a change in control, Mr. Brotman will receive (i) his base compensation and incentive compensation, excluding stock option grants, for one year, for a period of 30 months, payable on the dates he otherwise would have been paid or in a lump sum if the change of control is due to a merger, consolidation, share exchange, division or other reorganization or transaction of the Company, (b) continuation of life, health, accident and disability insurance benefits for one year and (c) automatic vesting of all stock and option awards.  The incentive compensation paid will not be less than that received by Mr. Brotman in the year preceding the termination.

The Employment Agreement also contains a non-solicitation covenant that extends for one year following termination of employment with the Company as well as a confidentiality covenant that survives the termination of the Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE AMERICA, INC.

Date: December 14, 2007	By:	/s/ Michael S. Yecies
Michael S. Yecies
Senior Vice President, Chief Legal Officer & Secretary